                                                                   Exhibit 10.20

                              EMPLOYMENT AGREEMENT
                              --------------------

         This EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 30th day of November, 1998, by and between Herbert G. Chorbajian (the "Employee") and Charter One Financial, Inc. (the "Company").

         WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of June 15, 1998 (the "Acquisition Agreement"), under which ALBANK Financial Corporation ("AFC") shall be acquired by the Company by merger of AFC into the Company's wholly owned subsidiary, Charter-Michigan Bancorp, Inc. ("Charter-Michigan"), and AFC's wholly-owned subsidiary, ALBANK, F.S.B.("ALBANK FSB"), shall be merged into Charter-Michigan's wholly-owned subsidiary, Charter One Bank, F.S.B. (the "Bank"),

         WHEREAS, to maximize the value to be received by the Company in the transactions contemplated by the Acquisition Agreement, the Company believes it is essential to retain the services of the Employee on a long-term basis in order to integrate operations, assure customer retention and customer development, facilitate long term strategic planning in the State of New York and otherwise to enhance the acquired franchise,

         WHEREAS, from and after the Effective Date, the Company desires to employ the Employee, and the Employee is willing to be employed, on the terms set forth below, and

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved the execution of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

I.  DEFINITIONS.

         A. BOARD OF DIRECTORS. "Board of Directors" means the Board of Directors of the Company.

         B. CHANGE IN CONTROL PAYMENT. "Change in Control Payment" means the payment to the Employee required under Paragraph (a) of Section (2) of the Letter Agreement.

         C. DISABILITY. "Disability" means a mental or physical infirmity of the Employee which impairs his ability to perform substantially his duties and responsibilities under this Agreement and which results in (i) eligibility of the Employee under the long-term disability plan of the Company or the Bank, if any; or (ii) inability of the Employee to perform substantially his duties and responsibilities under this Agreement for a period of 365 consecutive days.

         D. EFFECTIVE DATE. "Effective Date" means the date of the consummation of the merger of AFC into Charter-Michigan pursuant to the Acquisition Agreement.

         E. INVOLUNTARY TERMINATION. The term "Involuntarily Termination" means the termination of the employment of Employee by the Company without his express written consent. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to death or Disability or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of the Bank or another depository institution under Section 8 of the Federal Deposit Insurance Act.

         F. LETTER AGREEMENT. "Letter Agreement" means the letter agreement dated June 15, 1998, by and among AFC, the Company, Charter-Michigan and the Bank.

         G. NON-COMPETE PERIOD. "Non-Compete Period" (i) means the period of six months following the later of (a) cessation of services as a director of the Company and (b) termination of the employment of the Employee for any reason including but not limited to expiration of the Term but excluding Termination for Cause, Voluntary Termination when the Employee is in breach of this Agreement and Involuntary Termination; (ii) in the case of Termination for Cause, Voluntary Termination when the Employee is in breach of this Agreement and Involuntary Termination, means the earlier to expire of (a) the period of eighteen months following the termination of the Employee's employment and (b) the period of six months after the expiration of the Term.

         H. TERM. "Term" means the period commencing on the Effective Date and concluding on September 30, 2003.

         I. TERMINATION FOR CAUSE AND TERMINATED FOR CAUSE. "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Employee by the Company because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) which results in material loss to the Company or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

         J. VOLUNTARY TERMINATION. "Voluntary Termination" means the voluntary termination of employment under this Agreement by the Employee.

II.  EMPLOYMENT.

         A. SERVICES. In addition to serving as a Vice Chairman of the Company in accordance with the Letter Agreement, the Employee shall be employed by the Company under this Agreement until the expiration of the Term, unless his employment is terminated sooner by Voluntary Termination, Involuntary Termination or Termination for Cause or due to Disability or death. As an employee, he shall report to the Chief Executive Officer of the Company and shall have such duties and authority as are specified by the Chief Executive Officer or the Board of Directors from time to time, and that are consistent with the Employee's status as a Vice Chairman of the Company and the former Chairman of the Board and Chief Executive Officer of AFC and ALBANK FSB, including but not limited to advising the Company and its affiliates concerning:

                  1. integration of the operations of ALBANK FSB into the operations of the Bank,

                  2. integration of the operations of subsidiaries of AFC into the operations of subsidiaries of the Company,

                  3. the market areas of and communities served by ALBANK FSB and other subsidiaries of AFC prior to the Effective Date,

                  4. the customers and potential customers of AFC, subsidiaries of AFC, the Company and subsidiaries of the Company,

                  5. long term strategic planning for the Company and its affiliates generally, and

                  6. such other matters as may be reasonably requested from time to time by the Chief Executive Officer of the Company.

         B. EMPLOYEE'S LOCATION. The Employee shall provide the services contemplated hereunder principally from the Albany, New York, location of AFC, provided that the Employee shall be available, to the extent requested by the Company, to provide services under this Agreement at such times and such other places reasonably designated by the Company. The Employee shall be provided with an office and other facilities and services that are consistent with his status as a Vice Chairman of the Company and his duties hereunder.

III.  COMPENSATION AND BENEFITS.

         A. SALARY. The Company shall pay the Employee in cash an annual salary at the rate of four hundred forty-two thousand one hundred dollars ($442,100) per year, pro rata for any partial year, in regular increments consistent with the Company's salary payments to its executive officers.

         B. HEALTH INSURANCE; WELFARE PROGRAMS. The Employee shall be entitled to continue to participate in the ALBANK Group Health Plan through the later of the Effective Date or

December 31, 1998 and thereafter he shall be entitled to participate in the COFI Group Health Plan. The Employee shall be entitled to participate in all other welfare plans and programs of the Company or the Bank available to similarly situated executives of the Company and the Bank.

         C. LIFE INSURANCE. The Company shall continue to maintain in effect for the benefit of the Employee the current term life insurance policy on his life with a death benefit of two million, five hundred thousand dollars ($2,500,000), payable to such beneficiaries as he may designate in writing.

         D. CLUB DUES. The Company shall pay the Employee's fees and charges associated with membership in Wolfert's Roost Country Club and Fort Orange Club consistent with past practices of AFC and ALBANK FSB.

         E. TAX GROSS UP PAYMENTS. The Company shall gross up the Employee with respect to the tax payable with respect to the benefits payable to the Employee under Paragraphs C. and D. of this Section III., in a manner consistent with the past practice of ALBANK FSB.

         F. VACATION. The Employee shall be entitled to paid vacation in accordance with the Company's policies applicable to similarly situated executives.

         G. STOCK OPTIONS. The Company shall grant to the Employee annually options to purchase shares of common stock of the Company at an exercise price per share equal to the fair market value of such shares on the date of the grant, and otherwise on the same basis as, and subject to written agreements evidencing such grants on the same terms as, options awarded to similarly situated executives of the Company except that (i) the agreements evidencing such grants shall provide for three year cliff vesting, (ii) the first such grant shall be for approximately 86,000 shares, consistent with the Company's practice in making grants to similarly situated executives and (iii) with respect to grants of options, other than such first grant, which by their terms would vest after the Employee's retirement, the agreements evidencing such options shall provide that at such retirement a fraction of such options shall vest, which fraction shall have a numerator equal to the number of calendar days during the "vesting period" (as defined below) that have elapsed as of such retirement and a denominator equal to the number of calendar days in the vesting period. For purposes of this Section III.G., the term "vesting period" shall mean the period commencing on the date of grant of an option and concluding on the date on which such option would vest under the terms of the grant but for the provision in the preceding sentence concerning vesting at the Employee's retirement.

         H. EXPENSES. The Company shall promptly reimburse the Employee for reasonable, ordinary and necessary expenses incurred by him in the performance of his duties under this Agreement, consistent with Company policies for similarly situated executives then in effect.

         I. NO OTHER BENEFITS. The Employee shall not be entitled to any benefits or to participate in any welfare or pension plans or programs of the Company or its affiliates except as expressly set forth in this Agreement and the Letter Agreement.

IV.  TERMINATION OF EMPLOYMENT.
     --------------------------

         A. INVOLUNTARY TERMINATION. In the event of Involuntary Termination prior to the expiration of the Term, the Company shall, subject to Paragraph C. of this Section IV., (i) pay to the Employee in a cash lump sum the amount of salary that would be payable to the Employee under Paragraph A. of Section III. of this Agreement during the remaining portion of the Term if he remained employed until the expiration of the Term and (ii) provide to the Employee during the remaining portion of the Term the other benefits provided for in Paragraphs B. through E. of Section III. of this Agreement on the same terms as if he had remained employed until the expiration of the Term. Following Involuntary Termination, options granted previously to the Employee shall be treated in accordance with the written agreements evidencing the grants of such options, and no other options shall be granted.

         B. DISABILITY. In the event of the Disability of the Employee during the Term as reasonably determined by the Company, the Company shall be entitled to terminate his employment under this Agreement, and shall, subject to Paragraph C. of this Section IV., (i) pay to him or his legal representatives 75% of the cash lump sum salary payment that would have been payable under Paragraph A. of this Section IV. as if Involuntary Termination had occurred on the date as of which the Company terminates his employment due to Disability and
(ii) provide to the Employee during the remaining portion of the Term the other benefits provided for in Paragraphs B. through E. of Section III. of this Agreement on the same terms as if he had remained employed until the expiration of the Term. Following such termination of employment due to Disability, options previously granted to the Employee shall be treated in accordance with the written agreements evidencing the grants of such options and no other options shall be granted.

         C. MITIGATION. In the event that following an Involuntary Termination or termination of employment due to Disability, the Employee earns cash income from providing services other than to the Company or any of it subsidiaries prior to the expiration of the Term, he shall reimburse the amount of such income to the Company up to the amount of the lump sum payment of salary made pursuant to Paragraph A. or B. of this Section IV. In the event that following an Involuntary Termination or termination of employment due to Disability, the Employee becomes entitled, prior to the expiration of the Term in connection with employment other than by the Company or any of its subsidiaries, to benefits similar to those provided to him under Paragraphs B. through E. of
Section III. of this Agreement, the Company's obligation to provide such benefits shall be reduced to the extent, if any, that the Employee receives substantially similar benefits, on substantially as favorable terms, from another employer during such period.

         D. DEATH. In the event of the death of the Employee while employed under this Agreement, the Company shall pay to his beneficiaries 25% of the cash lump sum salary payment that would have been payable under Paragraph A. of this
Section IV. if Involuntary Termination had occurred on the date of his death and options granted to the Employee pursuant to Paragraph G. of Section III. of this Agreement shall be treated in accordance with the written agreements evidencing the grant of such options and no other options shall be granted.

         E. TERMINATION FOR CAUSE AND VOLUNTARY TERMINATION. In the event of Termination for Cause or Voluntary Termination, the Company shall pay salary and provide benefits to the Employee through the date of termination of his employment and shall have no further obligation to the Employee thereafter pursuant to Section III. or Section IV. of this Agreement.

V.  COVENANT NOT TO COMPETE.
    ------------------------

         WHILE employed by or serving as a director of the Company and during the Non-Compete Period, the Employee shall not be employed by or render any services to any depository institution or holding company thereof which depository institution or an affiliate of such institution has an office or accepts deposits in the Albany, New York metropolitan area.

VI.  NON-SOLICITATION.
     -----------------

         While employed by or serving as a director of the Company or any of its affiliates and during the Non-Compete Period, the Employee shall not, directly or indirectly, individually or on behalf of another person or entity, solicit, aid or induce (i) then employees of the Company or any of its affiliates to leave their employment in order to accept employment with or render services to or with a depository institution that is not an affiliate of the Company, or an affiliate of such an institution, or (ii) then customers of the Company or its affiliates to purchase products or services then sold by the Company or its affiliates from any other person or entity.

VII.  NON-DISCLOSURE.
      ---------------

         The Employee agrees that all information pertaining to the prior, current or contemplated business of the Company and its affiliates (including, for purposes of this Section VII., AFC and its subsidiaries), exclusive of (i) publicly available information in substantially the form in which it is publicly available and (ii) information of a general nature not pertaining exclusively to the Company or its affiliates which would be generally acquired in positions similar to those in which the Employee has been employed, constitutes valuable and confidential assets of the Company and its affiliates. Such information includes, without limitation, information related to trade secrets, supplier lists, customer lists, financing techniques, financing sources and financial information of the Company and its affiliates. The Employee shall hold all such information in trust and confidence for the Company and its affiliates and shall not use or disclose any such information other than for the business of the Company and its affiliates, and shall be liable for damages incurred by the Company and its affiliates as a result of disclosure other than for the business of the Company and its affiliates either while he is employed by the Company or after termination of his employment for any reason.

VIII.  ACKNOWLEDGMENTS RESPECTING RESTRICTIVE COVENANTS.
       -------------------------------------------------

         WITH respect to the restrictive covenants set forth in Sections V., VI. and VII. of this Agreement, the Employee agrees and acknowledges as follows:

                  1. Such restrictive covenants shall be in addition to any rights the Company may have in law or at equity.

                  2. It is impossible to measure in money the damages which will accrue to the Company and its affiliates in the event that the Employee breaches any such covenant. Therefore, if the Company initiates any action or proceeding to enforce a restrictive covenant, the Employee hereby waives the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require the Employee to account for and pay over to the Company, and the Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived from or received by him as a result of any transaction constituting a breach of such restrictive covenants.

IX. INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE.
    -------------------------------------------------------

         A. INDEMNIFICATION. To the fullest extent permitted by law and not in violation of 12 U.S.C. Section 1828(k) or any regulations promulgated thereunder, the Company shall indemnify the Employee (and his legal representatives and successors) against all liabilities, costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which the Employee (or his legal representatives or other successors) may be made a party by reason of the Employee's being or having been a director, officer or employee of the Company or of its subsidiaries and affiliates (including AFC and it subsidiaries prior to the Effective Date).

         B. DIRECTORS' AND OFFICERS' INSURANCE. The Employee shall be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers respecting costs, charges and expenses whatsoever incurred or sustained by the Employee (or his legal representatives or other successors) in connection with any action, suit or proceeding to which the Employee (or his legal representatives or other successors) may be made a party by reason of the Employee's being or having been a director, officer or employee of the Company or of its subsidiaries and affiliates (including AFC and its subsidiaries prior to the Effective Date).

X.  CHANGE IN CONTROL PAYMENT.
    --------------------------

         On the Effective Date, the Company shall pay to the Employee in cash the Change in Control Payment and the Employee shall acknowledge receipt thereof in writing. The Employee agrees that the amount of the Change in Control Payment shall be subject to adjustment after the Effective Date as provided in Paragraph (a) of Section (2) of the Letter Agreement.

XI.  REIMBURSEMENT OF LEGAL FEES RELATING TO GOLDEN PARACHUTE TAX.
     -------------------------------------------------------------

         A. REIMBURSEMENT OF LEGAL FEES RELATING TO INVOLUNTARY TERMINATION. In the event that the Employee suffers Involuntary Termination of his employment during the Term of this Agreement, the Company (or its successors) shall pay to the Employee all legal fees and expenses (including legal fees and expenses incurred in connection with an arbitration proceeding engaged in pursuant to
Section XV. of this Agreement) incurred by the Employee as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided to the Employee by this Agreement or under any other plan, program or arrangement of the Bank or the Company or agreement with the Bank or the Company), as and when such fees and expenses become due.

         B. LEGAL FEES RELATING TO GOLDEN PARACHUTE TAX. To the extent, if any, that the Employee incurs reasonable fees and expenses for legal services in connection with a determination concerning the application of Section 4999 of the Internal Revenue Code of 1986, as amended, to any payments or benefits under Section (2) of the Letter Agreement, the Company shall reimburse the Employee for such reasonable fees and expenses.

XII. REGULATORY PROVISIONS. Notwithstanding any other provisions of this
Agreement:

         1. If the Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank or ALBANK Commercial (or a successor to either) by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. ss. 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         2. If the Bank or ALBANK Commercial (or a successor to either) is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

         3. Except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank (or a successor) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, all obligations of the Company under this Agreement shall be terminated (a) if, and at the time that, the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank (or a successor) under the authority contained in Section 13(c) of the FDIA; or (b) if, and at the time that, the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank (or a successor) or when the Bank (or a successor) is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

         4. Any payments to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss. 1828(k) and any rules and regulations promulgated thereunder.

XIII.  ASSIGNMENT; SUCCESSORS.
       -----------------------

         This Agreement may not be assigned by either party, whether by agreement, operation of law or otherwise, without the consent of the other, except that the Company may assign this Agreement to a successor by operation of law. This Agreement shall be binding upon and inure to the benefit of the Employee and the Company and their respective permitted successors, heirs, executors, legal representatives and assigns.

XIV.  RELEASE; PRIOR AGREEMENTS; AMENDMENTS; SEVERABILITY; WAIVER; HEADINGS.
      ----------------------------------------------------------------------

         The Employee hereby releases AFC and ALBANK FSB and their respective successors from any and all claims, demands or liabilities under the employment agreement between the Employee and AFC, dated April 1, 1992 and the employment agreement between the Employee and ALBANK FSB, dated April 1, 1992, provided, however, that this release shall not affect the obligations of the Company under the Letter Agreement, Sections 6.12, 6.13 (only to the extent that Section 6.13 applies to the welfare plans and programs of the Company and the Bank in which the Employee is entitled to participate hereunder) and 6.15 of the Acquisition Agreement or any benefits or compensation to which the Employee is entitled thereunder. This Agreement contains the entire agreement between the parties with respect to employment of the Employee and supersedes any prior oral or written agreements or understandings between them with respect to such employment and services, other than the Letter Agreement and the Acquisition Agreement. For purposes of those benefit plans which the Company has agreed in the Letter Agreement specifically to continue through December 31, 1998, the Employee shall be deemed to continue to be employed by AFC and ALBANK FSB through such date. This Agreement may be modified or amended only by an instrument in writing executed by both parties. If any provision of this Agreement is determined to be invalid, such invalidity shall not affect any other provisions, and such other provisions shall continue in full force and effect to the full extent consistent with applicable law. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by a writing signed by the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein and each waiver shall operate only as to the specific term or condition waived. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

XV.   ARBITRATION.
      ------------

         Except in the event that the Company alleges a breach or threatened breach of Sections V., VI. or VII. of this Agreement or in the event of a dispute concerning adjustment to the amount of the Change in Control Payment, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Except as otherwise provided in Paragraphs A. and B. of Section XI. of this Agreement, in any such arbitration, the arbitrator(s) shall in the award allocate the reasonable attorneys fees and expenses of the parties in such proportions as the arbitrator(s) deem just.

XVI.  NOTICES.
      --------

         For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

XVII.   GOVERNING LAW.
        --------------

         This Agreement shall be governed by the laws of the State of Ohio to the extent not preempted by federal law.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                         Charter One Financial, Inc.

                                         ---------------------------
                                         By:
                                         Its:

                                         Employee

                                         /s/ Herbert G. Chorbajian
                                         ---------------------------
                                         Herbert G. Chorbajian